Exhibit 10.2

STOCK REPURCHASE AGREEMENT

RECITALS

This STOCK REPURCHASE AGREEMENT (the Agreement”) is made as of August 16, 2018 (the “Effective Date”) by and among JAMES CASSIDY (“Seller”), POWERCOMM HOLDINGS, INC., a Delaware corporation (“PowerComm”)and TIBER CREEK CORPORATION, a Delaware corporation (“Tiber Creek”) (collectively with the Seller, the “Parties”).

WHEREAS, on August 4, 2015 PowerComm Construction Inc. entered into an agreement with Tiber Creek intended to result in it becoming a public company trading on the OTC Bulletin Board under the name PowerComm Holdings, Inc.;

WHEREAS, that process has been delayed;

WHEREAS, Seller presently owns Three Hundred Thousand (250,000) shares of the Common Stock of PowerComm, par value $0.0001 per share (the “Shares”); and

WHEREAS, the redemption of the Shares may accelerate the process of PowerComm becoming publicly traded.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises of the parties, the parties agree as follows:

1. Purchase. Seller hereby agrees to sell, assign and transfer to PowerComrn, and PowerComm agrees to purchase from Seller, all of the Shares on the terms and subject to the conditions hereinafter set forth. The consummation of the purchase and sale of the Shares shall be concurrent with the execution hereof.

2. Purchase Price. The purchase price payable to Seller for the Shares shall be $0.0001 per share, for an aggregate purchase price of Thirty Dollars ($25) (the “Repurchase Price”). The parties hereto acknowledge that the Repurchase Price constitutes and represents full and adequate consideration for the Shares, which shall be paid by delivery of a check concurrently with the receipt by PowerComm of the deliveries described in Section 3(a) below.

3. Deliveries and Acknowledgments.

(a) Seller has delivered to PowerComm (I) a copy of this Agreement executed by the Seller , and (ii) the original stock certificate representing the Shares.

(b) Upon PowerComm’s receipt of the Seller’s deliveries described in Section 3(a) above, PowerComm shall execute and deliver to Seller a check in the amount of $25.

4. Representations, Warranties and Acknowledgmentsof Seller. Sellerrepresents and warrants to PowerCornm and acknowledges as follows:

(a) Title to Shares. Seller is the record and beneficial owner of the Shares, free and clear of all liens, claims, encumbrances, pledges, options and any other adverse interests, restrictions on transfer or defects in title of any kind or nature whatsoever, except for restrictions on transfer imposed by federal and state securities laws. Upon transfer to PowerComm of the Shares, the Shares will be duly and validly issued, fully paid and non-assessable and PowerComm will receive title to the Shares free and clear of any lien, pledge, hypothecation, restriction, or encumbrance (other than restrictions on transfer under applicable state and federal securities laws). As of the Effective Date, Seller holds the Shares of PowerComm, and holds no other equity interests in PowerComm nor does he have any claims against PowerComm or any of its stockholders, directors, officers, agents, employees or representatives in their capacities as stockholders, directors, officers, agents, employees or representatives.

(b) Legal Power. Seller has the full legal right and authority to enter into this Agreement, to sell and deliver the Shares to PowerComm and to consummate the transactions contemplated hereby.

(c) Conflicts. This Agreement is a legally binding agreement that is enforceable against Seller in accordance with its terms, and Seller’s execution and delivery of this Agreement and the performance by Seller of his obligations hereunder will not conflict with or violate any other agreement or understanding, written or oral, to which Seller is a party or to which any of the Shares are subject or bound.

(d) Informed Investment Decision. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the sale contemplated by this Agreement and has made an independent decision to sell the Shares. Based on the knowledge and experience of Seller, Seller has reviewed the merits and risks of the transaction contemplated by this Agreement. Seller is entering into this Agreement freely and understands and expressly accepts and assumes the economic and market risk associated with the transactions contemplated by this Agreement. Seller acknowledges that the value of the Shares in the future may be substantially higher than the consideration being paid with respect thereto under this Agreement, but nevertheless desires to sell the Shares for such consideration. Seller has not relied on any information (in any form, whether written or oral) furnished by PowerComm, or its representatives, in making its decision to effect the transaction contemplated by this Agreement.

(e) Material Non-Public Information. Seller acknowledges that PowerComm may possess material non-public information not known to Seller regarding or relating to PowerComm, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or other plans of PowerComm, and that Seller has not received or requested any such information, and Seller agrees that PowerComm shall not have any liability whatsoever to Seller with respect to the nondisclosure of any such material non-public information, whether before or after the date of this Agreement.

(f) Legal and Tax Advice. Seller has had the opportunity to have this Agreement and the transactions contemplated by this Agreement reviewed by competent legal and tax advisors and to receive advice of such advisors of the legal and tax consequences of this Agreement. Seller has not relied upon PowerComm or counsel for PowerComm in connection with this Agreement.

5. Mutual Release.

(a) Mutual Release. The Parties, including each of their affiliates, officers, directors, shareholders, successors, assigns, representatives, agents, employees, consultants, and attorneys, on the other hand, irrevocably and forever mutually release, forgive, and discharge each other now, or in the future, from any and all claims, actions, causes of action, demands, suits, damages, losses, contracts, liabilities, and compensation of any nature whatsoever, which may exist as of the Effective Date, whether known orunknown, fixed or contingent, including any further obligations of Tiber Creek under the agreement of August 4, 2015 excepting only its obligation to continue to make its best efforts to cause PowerComm to be eligible for trading on the OTC Bulletin Board and to make introductions to underwriters and others that may be interested in selling, promoting or investing in PowerComm securities.

(b) Waiver of Unknown Claims and Civil Code Section 1542. The Parties acknowledge and agree that, upon execution by all parties, this Agreement shall be effective as a full and final accord and satisfaction and settlement of, and as a bar to, each and every claim, demand, damage, debt, account, liability, obligation, cost, expense, lien, action, and cause of action as between them as of the Effective Date. It is each Party’s intention hereby to fully, finally, absolutely, and forever settle any and all such claims, disputes , and differences, which presently exist and which could have existed between the Parties through the Effective Date, and that, in furtherance of such intention, the mutual releases herein given shall be, and remain in effect as, full and complete mutual releases notwithstanding the discovery of any different or additional facts that may have given rise to additional claims or causes of action. Therefore, each Party acknowledges that he or it has been informed by its attorneys and advisors of, and that it is familiar with, Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Unless otherwise specifically provided herein, the Parties hereby waive and relinquish all rights and benefits conferred by Section 1542 of the California Civil Code, and any laws of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matters of this Agreement. Any waiver described herein does not waive any breach of the obligation of any Party under this Agreement.

6. Miscellaneous.

(a) Entire Agreement;Amendment; Waiver. This Agreement is final and complete, and embodies all of the agreements and understandings of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended or modified, except by a written instrument signed by all of the parties affected thereby. No waiver of any right hereunder shall be effective unless it is given in a written document or instrument signed by the party waiving such right.

(b) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(c) Further Assurances. Seller agrees to execute all such other documents and take all such other actions as PowerComm may reasonably request to better evidence or carry out the provisions of this Agreement.

(d) Governing Law, Venue. This Agreement shall be governed by the laws of the State of California, without regard for conflicts of laws. Any dispute with respect to this Agreement shall be heard in the state or federal courts in California and the parties agree to the jurisdiction of such courts.

IN WITNESS WHEREOF, the undersigned have executed this Stock Repurchase Agreement as of the Effective Date.

PURCHASER:	SELLER:

POWERCOMM HOLDINGS, INC.	James Cassidy

By:	/s/ James Cassidy
Name: David Kwasnik
Title: President

TIBER CREEK CORPORATION

By:	/s/ James Cassidy
Name: James Cassidy
Title: President